SECURITIES PURCHASE AGREEMENT

     This Preferred Stock Purchase Agreement, dated as of September 17, 2010 (this “Agreement”), is made between Voxware, Inc., a Delaware corporation (the “Company”), and the Co-Investment Fund II, (the “Purchaser”) and each assignee of the Purchaser who becomes a party hereto.

     WHEREAS, the Company desires to pursue a going private transaction to be effected through a self-tender offer (the “Tender Offer”) for all of the issued and outstanding shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) not held by Purchaser and the stockholders identified on Appendix 1 hereto (the “Non-Tendering Holders”) and a subsequent reverse split of the Common Stock (the “Reverse Split”) (the Tender Offer and the Reverse Split are referred to collectively as the “Going Private Transaction”);

     WHEREAS, the Company desires to have the Purchaser provide, and the Purchaser desires to provide, financing necessary to complete the Going Private Transaction, subject to the terms and conditions set forth in this Agreement;

     WHEREAS, in connection with such financing, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated thereunder, the Company desires to offer, issue and sell to the Purchaser (the “Offering”), and the Purchaser desires to purchase from the Company, a minimum of 1,086,957 shares and up to an aggregate of 1,956,522 shares (the “Shares”) of the Company’s Series A Non-Participating Convertible Preferred Stock, $0.001 par value per share (the “Series A”), to be designated by the Company immediately prior to the First Closing (as defined herein), and three year warrants (the “Warrants”) to purchase a minimum of 217,391 shares and up to an aggregate of 450,000 shares of the Common Stock (the “Warrant Shares”), with an exercise price per share equal to $1.00. The Shares and Warrants collectively referred to herein as the “Securities”; and

     WHEREAS, the independent Special Committee of the Board of Directors of the Company has determined that it is advisable and in the best interests of the Company and its stockholders to complete the Going Private Transaction and in connection therewith has authorized the Tender Offer, the Reverse Split and the sale, issuance and delivery of the Securities to the Purchaser on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

A. Purchase and Sale of Securities; Tender Offer Closing; Reverse Split Closing

     (1) Subject to the conditions to closing set forth herein, at the First Closing (as defined herein), the Purchaser hereby agrees to purchase from the Company, and the Company agrees to sell to the Purchaser (a) Shares in an amount equal to the number of shares of Common Stock validly tendered and not withdrawn pursuant to the Tender Offer and (b) a Warrant to purchase Warrant Shares in an amount equal to the number of shares of Common Stock validly tendered and not withdrawn pursuant to the Tender Offer multiplied by 0.2 (the “Tender Warrant Shares”), provided, however, that the Purchaser’s obligation to purchase and pay for the Shares and Warrant pursuant to this Section A(1) shall be conditioned upon the valid tender and acceptance of not less than 500,000 shares of Common Stock in the Tender Offer at the Tender Offer Closing (as defined herein).

     (2) For purposes of this Agreement, the “Offering Price” shall be $1.15.

     (3) Contemporaneously with, and subject to, the closing of the Tender Offer (the “Tender Offer Closing”), the Company shall hold the first closing of the Offering (the “First Closing” and the date of the First Closing, the “First Closing Date”) at the offices of DLA Piper LLP, 300 Campus Drive, Suite 100, Florham Park, New Jersey 07932. At the First Closing, the parties shall deliver the following:

          (a) the Company shall deliver the following to the Purchaser (the “Company First Closing Deliverables”):

               (i) Executed copies of (A) an Investor Rights Agreement in a form reasonably acceptable to the Company and the Purchaser (the “Investor Rights Agreement”) and (B) a Stockholders Agreement in a form reasonably acceptable to the Company and the Purchaser (the “Stockholders Agreement”);

               (ii) a report of the Company’s transfer agent (or such other agent retained by the Company for the purpose of collecting and calculating tenders from Company stockholders pursuant to the Tender Offer) identifying (A) the names of those holders of Common Stock who have validly tendered and not withdrawn their shares of Common Stock in the Tender Offer, (B) the number of shares tendered by each such tendering holder and (C) the number of remaining record holders of Common Stock after assuming the acceptance of all shares of Common Stock from holders who have validly tendered and not withdrawn their shares of Common Stock in the Tender Offer;

               (iii) the instruction letter to the Company’s transfer agent (or such other agent retained by the Company for the purpose of making payment to holders of Common Stock who have validly tendered and not withdrawn their shares of Common Stock in the Tender Offer) instructing the transfer agent to accept shares tendered in the Tender Offer and to make payment therefor;

               (iv) an irrevocable letter of instruction to the Company’s transfer agent directing the transfer agent to issue to the Purchaser a stock certificate representing a number of Shares equal to the number of Shares being purchased by the Purchaser pursuant to Section A(1), registered in the name of the Purchaser;

               (v) a Warrant, registered in the name of the Purchaser pursuant to which the Purchaser shall have the right to acquire the number of Tender Warrant Shares issuable to the Purchaser pursuant to Section A(1);

               (vi) a certificate evidencing the good standing of the Company issued by the Secretary of State of Delaware as of a date within three (3) days of the First Closing Date;

               (vii) a certified copy of the Certificate of Designation of the Company, designating the Series A, as certified by the Secretary of State of Delaware and substantially in the form as Exhibit C attached hereto;

               (viii) a certificate, executed by the Secretary of the Company and dated as of the First Closing Date attaching copies of (A) the resolutions adopted by the Board of Directors or the independent Special Committee of the Board of Directors of the Company authorizing the execution, delivery, and performance of this Agreement, the issuance of the Securities, the Tender Offer and the Reverse Split and (B) the Company’s Bylaws, attesting that each represents a true and correct copy of the same;

               (ix) a certificate, executed by the Chief Executive Officer of the Company and dated as of the First Closing Date, certifying that each of the conditions to closing specified in Section A(4)(a) has been satisfied; and

               (x) such other documents relating to the transactions contemplated by this Agreement as the Purchaser or its counsel may reasonably request.

          (b) the Purchaser shall deliver the following to the Company (the “Purchaser First Closing Deliverables”):

               (i) an amount equal to (X) the Offering Price multiplied by (Y) the number of shares of Common Stock validly tendered and not withdrawn pursuant to the Tender Offer, in United States dollars and in immediately available funds, by wire transfer to the account identified in Schedule A;

               (ii) a completed Questionnaire in the form of Exhibit B; and

               (iii) executed copies of (A) the Investor Rights Agreement and (B) the Stockholders Agreement.

     (4) The obligations of the parties to be performed at the First Closing are subject to the following:

          (a) The obligation of the Purchaser to purchase and pay for the Securities at the First Closing is subject to the satisfaction, or waiver by the Purchaser, of the following:

               (i) the Company shall have delivered the Company First Closing Deliverables;

               (ii) the Company shall have obtained all governmental, regulatory, or third party consents and approvals, if any, necessary for the sale of the Securities;

               (iii) the staff of the Securities and Exchange Commission (the “SEC”) shall have no open comments with respect to the Schedule TO and Schedule 13E-3 filed by the Company with the SEC in connection with the Tender Offer;

               (iv) no United States or foreign governmental or regulatory agency, commission, court, body, entity or authority of competent jurisdiction shall have enacted, issued or entered any restraining order, injunction or similar order or legal restraint or prohibition which remains in effect that enjoins or otherwise prohibits (A) the sale of the Securities by the Company or the purchase thereof by the Purchaser, (B) the consummation of the Tender Offer or (C) the commencement or consummation of the Reverse Split, and such order, injunction, legal restraint or prohibition shall have become final and non-appealable;

               (v) not less than 500,000 shares of Common Stock have been validly tendered and not properly withdrawn prior to the expiration of the Tender Offer (as it may be extended in accordance with this Agreement), including, for purposes of this calculation only, that number of shares of Common Stock held by the Non-Tendering Holders (the “Minimum Share Condition”);

               (vi) the Board of Directors or the independent Special Committee of the Board of Directors of the Company has adopted resolutions approving the Reverse Split, setting the share ratio for the Reverse Split at 1-for-5000 and directing the submission of a proposal for the Reverse Split to stockholders for approval pursuant to the Delaware General Corporation Law and the Company’s Certificate of Incorporation and Bylaws;

               (vii) the Company has accepted (or committed to accept, subject to the concurrent completion of the sale and purchase of the Securities) the shares of Common Stock from holders who have validly tendered and not withdrawn such shares pursuant to the Tender Offer and has provided the Purchaser with a true and correct copy of the instruction letter to the Company’s transfer agent (or such other agent retained by the Company for the purpose of making payment to holders of Common Stock who have validly tendered and not withdrawn their shares of Common Stock in the Tender Offer) instructing the transfer agent to accept shares of Common Stock tendered in the Tender Offer and to make payment therefor;

               (viii) (A) the representations and warranties of the Company included in this Agreement which are qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects and (ii) the other representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects, in each case at and as of the date hereof and at and as of the First Closing Date with the same effect as if made at and as of such date, or, if such representations speak as of an earlier date, as of such earlier date;

               (ix) the Company shall not have failed to perform and comply with, in all material respects, its covenants and agreements contained in the Agreement to be performed by it on or prior to the First Closing Date; and

               (x) this Agreement shall not have been terminated in accordance with Section J.

          (b) The Obligation of the Company to sell, issue and deliver the Securities at the First Closing is subject to the satisfaction, or waiver by the Purchaser of the following:

               (i) the Purchaser shall have delivered the Purchaser First Closing Deliverables; and

               (ii) no United States or foreign governmental or regulatory agency, commission, court, body, entity or authority of competent jurisdiction shall have enacted, issued or entered any restraining order, injunction or similar order or legal restraint or prohibition which remains in effect that enjoins or otherwise prohibits (A) the sale of the Securities by the Company or the purchase thereof by the Purchaser, (B) the consummation of the Tender Offer or (C) the commencement or consummation of the Reverse Split, and such order, injunction, legal restraint or prohibition shall have become final and non-appealable.

     (5) (a) Subject to the conditions to closing set forth herein, at the Second Closing (as defined herein), the Purchaser hereby agrees to purchase from the Company, and the Company agrees to sell to the Purchaser (a) Shares in an amount equal to the number of shares of Common Stock to be cashed-out in connection with the consummation of the Reverse Split (calculated on a pre-split basis) and (b) a Warrant to purchase Warrant Shares in an amount equal to the number of shares of Common Stock to be cashed-out in connection with the consummation of the Reverse Split (calculated on a pre-split basis) multiplied by 0.2 (the “Reverse Split Warrant Shares”).

          (b) Notwithstanding the foregoing, the Purchaser agrees that the (x) combined minimum number of Shares purchased by Purchaser in the First Closing and Second Closing shall equal or exceed 1,086,957 shares in the aggregate (the “Minimum Shares”) and (y) the combined minimum number of Tender Warrant Shares and Reverse Split Warrant Shares to be purchased from Warrants purchased in the First Closing and Second Closing shall equal or exceed 217,391 Warrant Shares in the aggregate (the “Minimum Warrant Shares”). In the event the combined number of Shares purchased by Purchaser in the First Closing and to be purchased by Purchaser in the Second Closing do not equal or exceed the Minimum Shares and the combined number of Tender Warrant Shares and Reverse Split Warrant Shares to be purchased upon the exercise of Warrants purchased by Purchaser in the First Closing and to be purchased by Purchaser in the Second Closing do not equal or exceed the Minimum Warrant Shares, then the Purchaser agrees at the Second Closing to (a) purchase an additional number of Shares equal to the difference between (i) the Minimum Shares and (ii) the number of Shares purchased in the First Closing plus the number to be purchased in the Second Closing pursuant to Section A(5)(a) (the “Make-Up Shares”); and (b) purchase an additional Warrant to purchase the number of Warrant Shares upon its exercise equal to the difference between (i) the Minimum Warrant Shares and (ii) the number of Tender Warrant Shares to be purchased upon exercise from Warrants purchased in the First Closing plus the number of Reverse Split Warrant Shares to be purchased upon exercise from Warrants to be purchased in the Second Closing pursuant to Section A(5)(a) (the “Make-Up Warrant Shares”). The Offering Price of the Make-Up Shares shall be $1.15 per share.

     (6) Contemporaneously with, and subject to, the closing of the Reverse Split (the “Reverse Split Closing”), the Company shall hold the second closing of the Offering (the “Second Closing” and the date of the Second Closing, the “Second Closing Date”) at the offices of DLA Piper LLP, 300 Campus Drive, Suite 100, Florham Park, New Jersey 07932. At the Second Closing, the parties shall deliver the following:

          (a) the Company shall deliver the following to the Purchaser (the “Company Second Closing Deliverables”):

               (i) a spreadsheet, certified by the Chief Executive Officer of the Company and dated as of the Second Closing Date, indicating the number of fractional shares to be cashed-out as a result of the Reverse Split and the aggregate dollar amount payable with respect to such shares;

               (ii) the instruction letter to the Company’s transfer agent (or such other agent retained by the Company for the purpose of making payment to holders of fractional shares of Common Stock to be cashed-out) instructing the transfer agent to make payment to holders of fractional shares of Common Stock to be cashed-out;

               (iii) an irrevocable letter of instruction to the Company’s transfer agent directing the transfer agent to issue to the Purchaser a stock certificate representing a number of Shares and Make-Up Shares, if any, equal to the number of Shares and Make-Up Shares being purchased by the Purchaser pursuant to Section A(5), registered in the name of the Purchaser;

               (iv) a Warrant, registered in the name of the Purchaser pursuant to which the Purchaser shall have the right to acquire the number of Reverse Split Warrant Shares and Make-Up Warrant Shares, if any, issuable to the Purchaser pursuant to Section A(5);

               (v) a certificate evidencing the good standing of the Company issued by the Secretary of State of Delaware as of a date within three (3) days of the Second Closing Date;

               (vi) a certificate, executed by the Secretary of the Company and dated as of the Second Closing Date attaching copies of the resolutions adopted by the Board of Directors or the independent Special Committee of the Board of Directors of the Company authorizing the issuance of the Securities and the Reverse Split, attesting that each represents a true and correct copy of the same;

               (vii) a certificate, executed by the Chief Executive Officer of the Company and dated as of the Second Closing Date, certifying that each of the conditions to closing specified in Section A(7)(a) has been satisfied; and

               (viii) such other documents relating to the transactions contemplated by this Agreement as the Purchaser or its counsel may reasonably request.

          (b) the Purchaser shall deliver the following to the Company (the “Purchaser Second Closing Deliverables”):

               (i) an amount equal to (X) the Offering Price multiplied by (Y) the number of shares of Common Stock to be cashed-out in connection with the consummation of the Reverse Split (calculated on a pre-split basis), plus, if applicable, an amount equal to (x) the Make-Up Shares Offering Price multiplied by (y) any Make-Up Shares.

     (7) The obligations of the parties to be performed at the Second Closing are subject to the following:

          (a) The obligation of the Purchaser to purchase and pay for the Securities at the Second Closing is subject to the satisfaction, or waiver by the Purchaser, of the following:

               (i) the Company shall have delivered the Company Second Closing Deliverables;

               (ii) the Company shall have obtained all governmental, regulatory, or third party consents and approvals, if any, necessary for the sale of the Securities;

               (iii) the staff of the SEC shall have no open comments with respect to the proxy materials filed by the Company with the SEC in connection with the Reverse Split;

               (iv) no United States or foreign governmental or regulatory agency, commission, court, body, entity or authority of competent jurisdiction shall have enacted, issued or entered any restraining order, injunction or similar order or legal restraint or prohibition which remains in effect that enjoins or otherwise prohibits (A) the sale of the Securities by the Company or the purchase thereof by the Purchaser or (B) the consummation of the Reverse Split, and such order, injunction, legal restraint or prohibition shall have become final and non-appealable;

               (v) the Company has instructed the transfer agent to make payment to holders of fractional shares of Common Stock to be cashed-out;

               (vi) (A) the representations and warranties of the Company included in this Agreement which are qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects and (ii) the other representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects, in each case at and as of the date hereof and at and as of the Second Closing Date with the same effect as if made at and as of such date, or, if such representations speak as of an earlier date, as of such earlier date;

               (vii) the Company shall not have failed to perform and comply with, in all material respects, its covenants and agreements contained in the Agreement to be performed by it on or prior to the Second Closing Date; and

               (viii) this Agreement shall not have been terminated in accordance with Section J.

          (b) The Obligation of the Company to sell, issue and deliver the Securities at the Second Closing is subject to the satisfaction, or waiver by the Purchaser of the following:

               (i) the Purchaser shall have delivered the Purchaser Second Closing Deliverables; and

               (ii) no United States or foreign governmental or regulatory agency, commission, court, body, entity or authority of competent jurisdiction shall have enacted, issued or entered any restraining order, injunction or similar order or legal restraint or prohibition which remains in effect that enjoins or otherwise prohibits (A) the sale of the Securities by the Company or the purchase thereof by the Purchaser, (B) the consummation of the Tender Offer or (C) the commencement or consummation of the Reverse Split, and such order, injunction, legal restraint or prohibition shall have become final and non-appealable.

B. Representations and Warranties of the Purchaser

     The Purchaser hereby represents and warrants to the Company and agrees with the Company as follows:

     (1) The Purchaser has carefully read this Agreement and form of Warrant attached hereto as Exhibit A (the “Offering Documents”), and is familiar with and understands the terms of the Offering. The Purchaser has carefully considered and has discussed with the Purchaser’s professional legal, tax, accounting and financial advisors, to the extent the Purchaser has deemed necessary, the suitability of an investment in the Securities for the Purchaser’s particular tax and financial situation and has determined that the Securities being subscribed for by the Purchaser are a suitable investment for the Purchaser. The Purchaser recognizes that an investment in the Securities involves substantial risks, including the possible loss of the entire amount of such investment.

     (2) The Purchaser acknowledges that (i) the Purchaser has had the opportunity to request copies of any documents, records, and books pertaining to this investment and (ii) any such documents, records and books that the Purchaser requested have been made available for inspection by the Purchaser, the Purchaser’s attorney, accountant or advisor(s).

     (3) The Purchaser and the Purchaser’s advisor(s) have had a reasonable opportunity to ask questions of and receive answers from representatives of the Company or persons acting on behalf of the Company concerning the Offering and all such questions have been answered to the full satisfaction of the Purchaser.

     (4) The Purchaser is not subscribing for Securities as a result of any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar, meeting or conference whose attendees have been invited by any general solicitation or general advertising.

     (5) The Purchaser has adequate means of providing for the Purchaser’s current financial needs and contingencies, is able to bear the substantial economic risks of an investment in the Securities for an indefinite period of time, has no need for liquidity in such investment and can afford a complete loss of such investment.

     (6) The Purchaser has sufficient knowledge and experience in financial, tax and business matters to enable the Purchaser to utilize the information made available to the Purchaser in connection with the Offering, to evaluate the merits and risks of an investment in the Securities and to make an informed investment decision with respect to an investment in the Securities on the terms described in the Offering Documents.

     (7) The Purchaser will not sell or otherwise transfer the Securities without registration under the Securities Act, as amended (the “Securities Act”), and applicable state securities laws or an applicable exemption therefrom. The Purchaser acknowledges that neither the offer nor sale of the Securities has been registered under the Securities Act or under the securities laws of any state. The Purchaser represents and warrants that the Purchaser is acquiring the Securities for the Purchaser’s own account, for investment and not with a view toward resale or distribution within the meaning of the Securities Act. The Purchaser has not offered or sold the Securities being acquired nor does the Purchaser have any present intention of selling, distributing or otherwise disposing of such Securities either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstances in violation of the Securities Act. The Purchaser is aware that (i) the Securities are not currently eligible for sale in reliance upon Rule 144 promulgated under the Securities Act and (ii) the Company has no obligation to register the Securities subscribed for hereunder. By making these representations herein, Purchaser is not making any representation or agreement to hold the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to an available exemption to the registration requirements of the Securities Act.

     (8) The Purchaser acknowledges that the certificates representing the Shares, the Warrants and, upon the exercise of the Warrants, the Warrant Shares, shall be stamped or otherwise imprinted with a legend substantially in the following form:

The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or any state securities laws and neither the securities nor any interest therein may be offered, sold, transferred, pledged or otherwise disposed of except pursuant to an effective registration under such act or an exemption from registration, which, in the opinion of counsel reasonably satisfactory to this corporation, is available.

     Certificates evidencing the Shares and Warrant Shares shall not be required to contain such legend or any other legend (i) following any sale of such Shares or Warrant Shares pursuant to Rule 144, or (ii) if such Shares or Warrant Shares, have been sold pursuant to a registration statement, (iii) the Shares or Warrant Shares are eligible for sale under Rule 144(b)(i), (iv) in connection with a sale, assignment or other transfer (other than under Rule 144) provided that, upon request of the Company, the Purchaser provides the Company with an opinion of counsel to such Purchaser, in reasonably acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable provisions of the Securities Act, or (v) such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the Securities and Exchange Commission), in each such case (i) through (iii) to the extent reasonably determined by the Company’s legal counsel. At such time and to the extent a legend is no longer required for the Shares or Warrant Shares, the Company will use its best efforts to no later than five (5) trading days following the delivery by a Purchaser to the Company or the Company’s transfer agents of a legended certificate representing such Shares or Warrant Shares (together with such accompanying documentation or representations as reasonably required by counsel to the Company), deliver or cause to be delivered a certificate representing such Shares or Warrant Shares that is free from the foregoing legend.

     (9) If this Agreement is executed and delivered on behalf of a partnership, corporation, trust, estate or other entity: (i) such partnership, corporation, trust, estate or other entity has the full legal right and power and all authority and approval required (a) to execute and deliver this Agreement and all other instruments executed and delivered by or on behalf of such partnership, corporation, trust, estate or other entity in connection with the purchase of its Securities, and (b) to purchase and hold such Securities; (ii) the signature of the party signing on behalf of such partnership, corporation, trust, estate or other entity is binding upon such partnership, corporation, trust, estate or other entity; and (iii) such partnership, corporation, trust or other entity has not been formed for the specific purpose of acquiring such Securities, unless each beneficial owner of such entity is qualified as an accredited investor within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act and has submitted information to the Company substantiating such individual qualification.

     (10) If the Purchaser is a retirement plan or is investing on behalf of a retirement plan, the Purchaser acknowledges that an investment in the Securities poses additional risks, including the inability to use losses generated by an investment in the Securities to offset taxable income.

     (11) The information contained in the purchaser questionnaire in the form of Exhibit B attached hereto (the “Purchaser Questionnaire”) delivered by the Purchaser in connection with this Agreement is complete and accurate in all respects as of the date of this Agreement, and the Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act on the basis indicated therein. The Purchaser shall indemnify and hold harmless the Company and each officer, director or control person thereof, who is or may be a party or is or may be threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of or arising from any actual or alleged misrepresentation or misstatement of facts or omission to represent or state facts made or alleged to have been made by the Purchaser to the Company or omitted or alleged to have been omitted by the Purchaser, concerning the Purchaser or the Purchaser’s authority to invest or financial position in connection with the Offering, including, without limitation, any such misrepresentation, misstatement or omission contained in the Agreement or any other document submitted by the Purchaser, against losses, liabilities and expenses for which the Company or any officer, director or control person has not otherwise been reimbursed (including attorney’s fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by the Company or such officer, director or control person in connection with such action, suit or proceeding. For the avoidance of doubt, such indemnification shall be the several, and not joint, obligation of each Purchaser with respect to its own action or inaction as provided above.

C. Representations and Warranties of the Company

     The Company hereby makes the following representations and warranties to the Purchaser which shall survive the First Closing, the Second Closing and the purchase and sale of the Securities.

     (1) Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as currently conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the property owned or leased or the nature of the business transacted by it makes qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, properties, prospects, financial condition or results of operations of the Company (a “Material Adverse Effect”).

     (2) Capitalization. As of August 31, 2010, the authorized capital stock of the Company consists of 15,000,000 shares of Common Stock and 2,000,000 shares of undesignated preferred stock. As of August 31, 2010, there were 8,096,267 shares of Common Stock and no shares of preferred stock issued and outstanding. As of August 31, 2010, the Company had reserved 938,088 shares of Common Stock for issuance to employees, directors and consultants pursuant to the Company’s 2003 Stock Incentive Plan, as amended, of which 213,335 shares of Common Stock are subject to outstanding, unexercised options as of such date, 48,300 shares of Common Stock are subject to outstanding restricted stock units and the Company has reserved 1,298,331 shares of Common Stock issuable upon exercise of outstanding Common Stock warrants. Other than as set forth above or as contemplated in this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which either the Company is bound or obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

     (3) Issuance; Reservation of Shares. The designation and issuance of the Shares has been duly and validly authorized by all necessary corporate action, and the Shares, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company. The issuance of the Warrants has been duly and validly authorized by all necessary corporate action, and the Warrant Shares, when issued upon the due exercise of the Warrants, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company. The Warrants have been duly executed by the Company and will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The Company has reserved, and will reserve, at all times that the Warrants remain outstanding, such number of shares of Common Stock sufficient to enable the full exercise of the Warrants.

     (4) Tender Offer; Reverse Split. Each of the Tender Offer and the Reverse Split has been duly and validly authorized by all necessary corporate action (other than stockholder approval, with respect to the Reverse Split).

     (5) Authorization; Enforceability. The Company has all corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company, the authorization, sale, issuance and delivery of the Securities contemplated herein, the commencement and completion of the Tender Offer, the commencement and completion of the Reverse Split (except stockholder approval thereof) and the performance of the Company’s obligations hereunder has been taken. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy. The issuance and sale of the Securities contemplated hereby will not give rise to any preemptive rights or rights of first refusal on behalf of any person.

     (6) No Conflict; Governmental and Other Consents.

          (a) The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby will not result in the violation of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which the Company is bound, or of any provision of the Certificate of Incorporation or Bylaws of the Company, and will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a default under, any lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which any of its properties or assets is subject, nor result in the creation or imposition of any lien upon any of the properties or assets of the Company except to the extent that any such violation, conflict or breach would not be reasonably likely to have a Material Adverse Effect. No holder of any of the securities of the Company or any of its subsidiaries has any rights (“demand,” “piggyback” or otherwise) to have such securities registered by reason of the intention to file, filing or effectiveness of a registration statement.

          (b) No consent, approval, authorization or other order of any governmental authority or other third-party is required to be obtained by the Company in connection with the authorization, execution and delivery of this Agreement, the authorization, issue and sale of the Securities or the commencement and completion of the Tender Offer, the commencement and completion of the Reverse Split, except such filings as may be required to be made with the SEC, NASDAQ, any state or foreign blue sky or securities regulatory authority.

     (7) Litigation. There are no pending or, to the Company’s knowledge, threatened legal or governmental proceedings against the Company, which, if adversely determined, would be reasonably likely to have a Material Adverse Effect on the Company. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body (including, without limitation, the SEC) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries wherein an unfavorable decision, ruling or finding could adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under the Agreement.

     (8) Accuracy of Reports. All reports required to be filed by the Company within the two years prior to the date of this Agreement (the “SEC Reports”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), have been filed with the SEC, complied at the time of filing in all material respects with the requirements of their respective forms and, except to the extent updated or superseded by any subsequently filed report, were complete and correct in all material respects as of the dates at which the information was furnished, and contained (as of such dates) no untrue statements of a material fact nor omitted to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     (9) Financial Information. The Company’s financial statements that appear in the SEC Reports have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), except in the case of unaudited statements, as permitted by Form 10-Q of the SEC or as may be indicated therein or in the notes thereto, applied on a consistent basis throughout the periods indicated and such financial statements fairly present in all material respects the financial condition and results of operations of the Company as of the dates and for the periods indicated therein.

     (10) Accounting Controls. The Company and each of its subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     (11) Sarbanes-Oxley Act of 2002. The Company is in compliance, in all material respects, with all applicable provisions of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder or implementing the provisions thereof that are in effect and is taking reasonable steps to ensure that it will be in compliance with other applicable provisions of the Sarbanes-Oxley Act of 2002 not currently in effect upon the effectiveness of such provisions.

     (12) Absence of Certain Changes. Since the date of the Company’s financial statements in the latest of the SEC Reports, there has not occurred any undisclosed event that has caused a Material Adverse Effect or any occurrence, circumstance or combination thereof that reasonably would be likely to result in such Material Adverse Effect.

     (13) Investment Company. The Company is not, and is not an Affiliate (as defined in the rules and regulations of the SEC) of, and immediately following the First Closing and Second Closing will not have become, an “investment company,” and affiliate of an "investment company," a company controlled by an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, and "investment company" within the meaning of such term under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

     (14) Subsidiaries. To the extent required under applicable SEC rules, Exhibit 21.1 to the Company’s 2009 Form 10-K sets forth each subsidiary of the Company, showing the jurisdiction of its incorporation or organization. For the purposes of this Agreement, “subsidiary” shall mean any company or other entity of which at least 50% of the securities or other ownership interest having ordinary voting power for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company or any of its other subsidiaries.

     (15) Indebtedness. The financial statements in the SEC Reports reflect, to the extent required, as of the date thereof all outstanding secured and unsecured Indebtedness (as defined below) of the Company or any subsidiary, or for which the Company or any subsidiary has commitments. For purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any subsidiary is in default with respect to any Indebtedness.

     (16) Certain Fees. Except for amounts payable to CBIZ Valuation Group, LLC, no brokers’, finders’ or financial advisory fees or commissions will be payable by the Company or any subsidiary with respect to the transactions contemplated by this Agreement.

     (17) Material Agreements. Except for this Agreement and the planned Going-Private Transaction, and except as set forth in the SEC Reports, neither the Company nor any subsidiary is a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the SEC as an exhibit to Form 10-K (each, a “Material Agreement”). The Company and each of its subsidiaries has in all material respects performed all the obligations required to be performed by them to date under the foregoing agreements, have received no notice of default by the Company or the subsidiary that is a party thereto, as the case may be, and, to the Company’s knowledge, are not in default under any Material Agreement now in effect, the result of which would be reasonably likely to have a Material Adverse Effect.

     (18) Transactions with Affiliates. Except as set forth in the SEC Reports, and covered by this Agreement there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) the Company, any subsidiary or any of their respective customers or suppliers on the one hand, and (b) on the other hand, any person who would be covered by Item 404(a) of Regulation S-K or any company or other entity controlled by such person.

     (19) Taxes. The Company and each of the subsidiaries has prepared and filed all federal, state, local, foreign and other tax returns for income, gross receipts, sales, use and other taxes and custom duties (“Taxes”) required by law to be filed by it, except for tax returns, the failure to file which, individually or in the aggregate, do not and would not have a Material Adverse Effect on the Company and its subsidiaries taken as a whole. Such filed tax returns are complete and accurate, except for such omissions and inaccuracies which, individually or in the aggregate, do not and would not have a Material Adverse Effect on the Company and its subsidiaries taken as a whole. The Company and each subsidiary has paid or made provisions for the payment of all Taxes shown to be due on such tax returns and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Company and the subsidiaries for all current Taxes to which the Company or any subsidiary is subject and which are not currently due and payable, except for such Taxes which, if unpaid, individually or in the aggregate, do not and would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. None of the federal income tax returns of the Company or any subsidiary for the past five years has been audited by the Internal Revenue Service. The Company has not received written notice of any assessments, adjustments or contingent liability (whether federal, state, local or foreign) in respect of any Taxes pending or threatened against the Company or any subsidiary for any period which, if unpaid, would have a Material Adverse Effect on the Company and the subsidiaries taken as a whole.

     (20) Insurance. The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes are prudent and customary in the businesses in which the Company and its subsidiaries are engaged. Neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without an increase in cost significantly greater than general increases in cost experienced for similar companies in similar industries with respect to similar coverage.

     (21) Environmental Matters. Except as disclosed in the SEC Reports, all real property owned, leased or otherwise operated by the Company and its subsidiaries is free of contamination from any substance, waste or material currently identified to be toxic or hazardous pursuant to, within the definition of a substance which is toxic or hazardous under, or which may result in liability under, any Environmental Law (as defined below), including, without limitation, any asbestos, polychlorinated biphenyls, radioactive substance, methane, volatile hydrocarbons, industrial solvents, oil or petroleum or chemical liquids or solids, liquid or gaseous products, or any other material or substance (“Hazardous Substance”) which has caused or would reasonably be expected to cause or constitute a threat to human health or safety, or an environmental hazard in violation of Environmental Law or to result in any environmental liabilities that would be reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has caused or suffered to occur any release, spill, migration, leakage, discharge, disposal, uncontrolled loss, seepage, or filtration of Hazardous Substances that would reasonably be expected to result in environmental liabilities that would be reasonably likely to have a Material Adverse Effect. The Company and each subsidiary has generated, treated, stored and disposed of any Hazardous Substances in compliance with applicable Environmental Laws, except for such non-compliances that would not be reasonably likely to have a Material Adverse Effect. The Company and each subsidiary has obtained, or has applied for, and is in compliance with and in good standing under all permits required under Environmental Laws (except for such failures that would not be reasonably likely to have a Material Adverse Effect) and neither the Company nor any of its subsidiaries has any knowledge of any proceedings to substantially modify or to revoke any such permit. There are no investigations, proceedings or litigation pending or, to the Company’s knowledge, threatened against the Company, any of its subsidiaries or any of the Company’s or its subsidiaries’ facilities relating to Environmental Laws or Hazardous Substances. “Environmental Laws” shall mean all federal, national, state, regional and local laws, statutes, ordinances and regulations, in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including orders, consent decrees or judgments relating to the regulation and protection of human health, safety, the environment and natural resources.

     (22) Intellectual Property Rights and Licenses. The Company and its subsidiaries own or have the right to use any and all information, know-how, trade secrets, patents, copyrights, trademarks, trade names, software, formulae, methods, processes and other intangible properties that are of a such nature and significance to the business that the failure to own or have the right to use such items would have a Material Adverse Effect (“Intangible Rights”). The Company (including its subsidiaries) has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intangible Rights, and, to the Company’s knowledge, neither the use of the Intangible Rights nor the operation of the Company’s businesses is infringing or has infringed upon any intellectual property rights of others. All payments have been duly made that are necessary to maintain the Intangible Rights in force. No claims have been made, and to the Company’s knowledge, no claims are threatened, that challenge the validity or scope of any material Intangible Right of the Company or any of its subsidiaries. The Company and each of its subsidiaries have taken reasonable steps to obtain and maintain in force all licenses and other permissions under Intangible Rights of third parties necessary to conduct their businesses as heretofore conducted by them, and now being conducted by them, and as expected to be conducted, and neither the Company nor any of its subsidiaries is or has been in material breach of any such license or other permission.

     (23) Labor, Employment and Benefit Matters.

          (a) There are no existing, or to the best of the Company’s knowledge, threatened strikes or other labor disputes against the Company or any of its subsidiaries that would be reasonably likely to have a Material Adverse Effect. There is no organizing activity involving employees of the Company or any of its subsidiaries pending or, to the Company’s or its subsidiaries’ knowledge, threatened by any labor union or group of employees. There are no representation proceedings pending or, to the Company’s or its subsidiaries’ knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of the Company or its subsidiaries has made a pending demand for recognition.

          (b) Neither the Company nor any of its subsidiaries is, or during the five years preceding the date of this Agreement was, a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or its subsidiaries.

          (c) Each employee benefit plan is in compliance with all applicable law, except for such noncompliance that would not be reasonably likely to have a Material Adverse Effect.

          (d) Neither the Company nor any of its subsidiaries has any liabilities, contingent or otherwise, including without limitation, liabilities for retiree health, retiree life, severance or retirement benefits, which are not fully reflected, to the extent required by GAAP, on the Balance Sheet or fully funded. The term “liabilities” used in the preceding sentence shall be calculated in accordance with reasonable actuarial assumptions.

          (e) None of the Company nor any of its subsidiaries (i) has terminated any “employee pension benefit plan” as defined in Section 3(2) of ERISA (as defined below) under circumstances that present a material risk of the Company or any of its subsidiaries incurring any liability or obligation that would be reasonably likely to have a Material Adverse Effect, or (ii) has incurred or expects to incur any outstanding liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended and all rules and regulations promulgated thereunder (“ERISA”).

     (24) Compliance with Law. The Company is in compliance in all material respects with all applicable laws, except for such noncompliance that would not reasonably be likely to have a Material Adverse Effect. The Company has not received any notice of, nor does the Company have any knowledge of, any violation (or of any investigation, inspection, audit or other proceeding by any governmental entity involving allegations of any violation) of any applicable law involving or related to the Company which has not been dismissed or otherwise disposed of that would be reasonably likely to have a Material Adverse Effect. The Company has not received notice or otherwise has any knowledge that the Company is charged with, threatened with or under investigation with respect to, any violation of any applicable law that would reasonably be likely to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries nor any employee or agents of the Company or any subsidiary has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law. The Company and its directors, officers, employees and agents have complied in all material respects with the Foreign Corrupt Practices Act of 1977, as amended, and any related rules and regulations.

     (25) Ownership of Property. Except as set forth in the Company’s financial statements included in the SEC Reports, each of the Company and its subsidiaries has (i) good and marketable fee simple title to its owned real property, if any, free and clear of all liens, except for liens which do not individually or in the aggregate have a Material Adverse Effect; (ii) a valid leasehold interest in all leased real property, and each of such leases is valid and enforceable in accordance with its terms (subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy) and is in full force and effect, and (iii) good title to, or valid leasehold interests in, all of its other properties and assets free and clear of all liens, except for liens disclosed in the SEC Reports or which otherwise do not individually or in the aggregate have a Material Adverse Effect.

     (26) General Solicitation. Neither the Company nor, to its knowledge, any person acting on behalf of the Company, has offered or sold any of the Securities by any form of “general solicitation” within the meaning of Rule 502 under the Securities Act. To the knowledge of the Company, no person acting on its behalf has offered the Securities for sale other than to the Purchaser and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

     (27) No Manipulation of Stock. The Company has not taken and will not, in violation of applicable law, take, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Securities.

     (28) No Registration. Assuming the accuracy of the representations and warranties made by, and compliance with the covenants of, the Purchaser in Section B hereof, no registration of the Securities under the Securities Act is required in connection with the offer and sale of the Securities by the Company to the Purchaser as contemplated by this Agreement.

     (29) Form D. The Company agrees to file one or more Forms D with respect to the Securities on a timely basis as required under Regulation D under the Securities Act to claim the exemption provided by Rule 506 of Regulation D and to provide a copy thereof to the Purchaser promptly after such filing.

     (30) Disclosure. The Company understands and confirms that the Purchaser will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided by the Company to the Purchaser regarding the Company, its business and the transactions contemplated hereby furnished by or on the behalf of the Company are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the Company’s knowledge, no material event or circumstance has occurred or information exists with respect to the Company or any of its subsidiaries or its or their business, properties, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

D. Understandings

     The Purchaser understands, acknowledges and agrees with the Company as follows:

     (1) No federal or state agency or authority has made any finding or determination as to the accuracy or adequacy of the Offering Documents or as to the fairness of the terms of the Offering nor any recommendation or endorsement of the Securities. Any representation to the contrary is a criminal offense. In making an investment decision, Purchaser must rely on its own examination of the Company and the terms of the Offering, including the merits and risks involved.

     (2) The Offering is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and the provisions of Rule 506 of Regulation D thereunder, which is in part dependent upon the truth, completeness and accuracy of the statements made by the Purchaser herein and in the Purchaser Questionnaire.

     (3) There can be no assurance that the Purchaser will be able to sell or dispose of the Securities. It is understood that in order not to jeopardize the Offering’s exempt status under Section 4(2) of the Securities Act and Regulation D, any transferee may, at a minimum, be required to fulfill the investor suitability requirements thereunder.

     (4) The Purchaser acknowledges that the Offering is confidential and non-public and agrees that all information about the Offering shall be kept in confidence by the Purchaser until the public announcement of the Offering and the Company’s proposed Going-Private Transaction by the Company, provided, however, that nothing contained in the Agreement shall act to prohibit the Purchaser from complying with its own reporting obligations under the Exchange Act with respect to its ownership of Company securities. The Purchaser acknowledges that the foregoing restrictions on the Purchaser’s use and disclosure of any such confidential, non-public information contained in the above-described documents restricts the Purchaser from trading in the Company’s securities to the extent such trading is on the basis of material, non-public information of which the Purchaser is aware. Except for the terms of the Offering Documents and the fact that the Company is considering consummating the transactions contemplated therein, the Company confirms that neither the Company nor, to its knowledge, any other person acting on its behalf, has provided the Purchaser or its agents or counsel with any information that constitutes material, non-public information in connection with this Offering.

     (5) The Purchaser agrees that beginning on the date hereof until the Offering is publicly announced by the Company (which the Company has agreed to undertake in accordance with the provisions of Section D(2) hereof), the Purchaser will not enter into any Short Sales. For purposes of the foregoing sentence, a “Short Sale” by Purchaser means a sale of Common Stock that is marked as a short sale and that is executed at a time when the Purchaser has no equivalent offsetting long position in the Common Stock, exclusive of the Shares. For purposes of determining whether the Purchaser has an equivalent offsetting long position in the Common Stock, all Common Stock that would be issuable upon exercise in full of all options then held by the Purchaser (assuming that such options were then fully exercisable, notwithstanding any provisions to the contrary, and giving effect to any exercise price adjustments scheduled to take effect in the future) shall be deemed to be held long by the Purchaser.

E. Tender Offer.

     (1) Provided that this Agreement shall not have been terminated in accordance with Section J, as promptly as practicable and, in any event, within five (5) Business Days of the date of this Agreement, the independent Special Committee of the Board of Directors of the Company shall cause the Company to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Tender Offer. The Tender Offer shall be made on the terms and subject to the conditions set forth in this Section E. The date on which the Company commences the Tender Offer is referred to herein as the “Offer Commencement Date.” The initial expiration date of the Tender Offer shall be 5:00 p.m., New York City Time, on the date that is at least twenty (20) Business Days following the Offer Commencement Date (the “Initial Expiration Date” and together with any expiration time and date established in connection with an extension of the Tender Offer as so extended pursuant to the terms and conditions set forth herein, the “Expiration Date”). The Tender Offer Price per share to be paid for each share validly tendered and not withdrawn shall be $1.00, net to the tendering holder in cash but subject to reduction for any required withholding of taxes (or any higher price offered and paid pursuant to the Tender Offer, subject to the mutual agreement of the Company and the Purchaser).

     (2) Subject to the satisfaction or waiver of the conditions set forth in this Section E and compliance by the parties with their respective obligations under Section A, as soon as practicable after the Expiration Date, the Company shall, pursuant to the Tender Offer, accept for payment and pay for shares of Common Stock validly tendered and not properly withdrawn pursuant to the Tender Offer (the date of such acceptance for payment, the “Acceptance Date”). Each share of Common Stock accepted shall be purchased by the Company for cash at the Tender Offer Price. The obligations of the Company to accept for payment and to pay for any shares of Common Stock shall be subject to the conditions that (i) the purchase and sale of the Securities shall become effective simultaneously with the acceptance of the shares of Common Stock on the Acceptance Date and (ii) this Agreement shall not have been terminated in accordance with Section J.

     (3) The Company and the Purchaser may mutually agree to have the Company extend the Tender Offer for additional successive periods of up to twenty (20) Business Days per extension (with the length of such periods to be mutually agreed by the Company and the Purchaser). In addition, the Company shall extend the Tender Offer from time to time for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Tender Offer. Other than as specifically provided in this Section E(3), without the prior written consent of the Purchaser, the Company shall not (i) terminate or withdraw the Tender Offer or (ii) amend, change or waive any term of condition of the Tender Offer, including, without limitation, by way of any increase or decrease in the Tender Offer Price, any change in the form of consideration payable in the Tender Offer, any decrease the number of shares of Common Stock sought to be purchased in the Tender Offer, any change or waiver of the Minimum Share Condition, (iii) reduce or extend the time period during which the Tender Offer shall remain open (except for any extension required or permitted hereunder or required under applicable law) or (iv) take any action that could unreasonably delay consummation of the Tender Offer.

     (4) In the event this Agreement is terminated pursuant to Section J prior to the Acceptance Time, the Company shall promptly terminate the Tender Offer without accepting any shares of Common Stock previously tendered and shall promptly return, and shall cause the transfer agent (or any other agent acting on behalf of the Company) to promptly return, all tendered shares of Common Stock to the registered holders thereof.

     (5) On the Offer Commencement Date, the Company shall file with the SEC, pursuant to and in accordance with Rule 13e-4 and Regulation M-A under the Exchange Act (“Regulation M-A”), a Tender Offer Statement on Schedule TO with respect to the Tender Offer (together with all amendments and supplements thereto, the “Schedule TO”), which shall contain an offer to purchase (the “Offer to Purchase”) and a related letter of transmittal, summary advertisement and other related documents ancillary to the Tender Offer, in each case reflecting the terms and conditions of this Agreement as they relate to the Tender Offer (such Schedule TO and the documents included therein pursuant to which the Tender Offer will be made, together with any supplements or amendments thereto, the “Tender Offer Documents”) and shall cause the Tender Offer Documents to be disseminated to holders of shares of Common Stock in accordance with the applicable requirements of the Exchange Act. The Purchaser shall promptly furnish to the Company all information concerning the Purchaser that may be required by applicable law or reasonably requested by the Company for inclusion in the Tender Offer Documents. The Company agrees (i) to use its reasonable best efforts to ensure that the Schedule TO and the other Tender Offer Documents as filed by it with the SEC will comply in all material respects with the applicable provisions of the Exchange Act and (ii) that the information in the Schedule TO and the other Tender Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Purchaser agrees that the information in the Schedule TO and the other Tender Offer Documents that was supplied by it to the Company for inclusion therein will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees to use its reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Tender Offer Documents or the Tender Offer, and each of the Company and the Purchaser agrees to promptly correct any information provided by it for use in the Tender Offer Documents if and to the extent that such information shall become false or misleading in any material respect or as otherwise required by applicable law. The Company shall take all steps necessary to amend or supplement the Schedule TO and the other Tender Offer Documents and to cause the Tender Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Common Stock, in each case as and to the extent required by applicable law. The Purchaser and its counsel shall be given reasonable opportunity to review and comment on the Schedule TO and the other Tender Offer Documents (including any amendments or supplements thereto) before they are filed with the SEC or disseminated to holders of shares of Common Stock. The Company shall provide the Purchaser and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel receives from the SEC or its staff with respect to the Schedule TO and the other Tender Offer Documents promptly after the receipt of such comments and shall give the Purchaser and its counsel a reasonable opportunity to review and comment on any proposed written or oral responses to such comments.

     (6) On the Offer Commencement Date, to the extent required by Rule 13e-3 under the Exchange Act, the Company, the Purchaser and such affiliates of the Company and the Purchaser as may be required by applicable law shall file with the SEC, pursuant to and in accordance with Rule 13e-3 and Regulation M-A under the Exchange Act, a joint Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the transactions contemplated by this Agreement, provided, however, that, at their option and subject to applicable law, the Company and the Purchaser may include the Schedule 13E-3 in the Schedule TO included in the Tender Offer Documents (the “Schedule 13E-3,” which may mean the Schedule 13E-3 that is included in the Schedule TO if that method of filing is chosen). Each of the Company and the Purchaser agrees (i) to use its reasonable best efforts to ensure that the Schedule 13E-3 as filed by them will comply in all material respects with the applicable provisions of the Exchange Act and (ii) that the information in the Schedule 13E-3 that was supplied by it for inclusion therein will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company and the Purchaser agrees to use its reasonable best efforts promptly to respond to any comments of the SEC or its staff with respect to the Schedule 13E-3 and promptly to correct any information provided by it for use in the Schedule 13E-3 if and to the extent that such information shall become false or misleading in any material respect or as otherwise required by applicable law. Each party shall take all steps necessary to amend or supplement its Schedule 13E-3 and to cause the Schedule 13E-3, as so amended or supplemented, to be filed with the SEC, in each case as and to the extent required by applicable law. Each of the Company and the Purchaser and its respective counsel shall be given reasonable opportunity to review and comment on each Schedule 13E-3 (including any amendments or supplements thereto) before it is filed with the SEC. Each of the Company and the Purchaser shall provide the other and its respective counsel with copies of any written comments, and shall inform them of any oral comments, the Company, the Purchaser or its respective counsel receives from the SEC or its staff with respect to the Schedule 13E-3 promptly after the receipt of such comments and shall give the other a reasonable opportunity to review and comment on any proposed written or oral responses to such comments.

     (7) The Board of Directors or the independent Special Committee of the Board of Directors of the Company shall recommend that the holders of Common Stock accept the Tender Offer and tender their shares pursuant thereto (the “Tender Offer Recommendation”) and shall cause the Tender Offer Recommendation to be included in the Tender Offer Documents. Neither the Board of Directors nor the independent Special Committee of the Board of Directors of the Company shall withdraw, modify or qualify the Tender Offer Recommendation in any manner or publicly propose to do so.

F. Reverse Stock Split.

     (1) As soon as practicable following the Acceptance Date and the consummation of the Tender Offer and the First Closing, the Board of Directors of the Company shall take such action and shall cause the Company to take such action as is necessary to effect a reverse split of the Common Stock at a share ratio of 1-for-5000 (or such other ratio as the Company and the Purchaser may mutually agree).

     (2) The Company, at the direction of the Board of Directors, shall, in accordance with applicable law and the Company’s certificate of incorporation and bylaws (a) duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable after the mailing of the Proxy Statement (as defined below) to the Company’s stockholders (and in any event no later than thirty (30) days after the mailing of the Proxy Statement) for the purpose of considering and taking action on a proposal to amend the Company’s certificate of incorporation to change the capitalization of the Company so as to cause the reverse stock split contemplated by Section F(1) hereof to be effected (the “Reverse Split Proposal”) and (ii) use its reasonable best efforts to obtain approval and adoption of the Reverse Split Proposal, including, without limitation, through the solicitation of proxies from holders of shares of Common Stock in accordance with applicable law.

     (3) The Company, at the direction of the Board of Directors, shall prepare and file with the SEC, pursuant to and in accordance with Regulation 14A under the Exchange Act, a proxy statement (the “Proxy Statement”) and form of proxy for the consideration and approval by the holders of shares of Common Stock of the Reverse Split Proposal and shall cause the Proxy Statement and form of proxy to be disseminated to holders of shares of Common Stock in accordance with the applicable requirements of the Exchange Act and applicable law. The Proxy Statement shall include the notice of meeting in the form required by the Delaware General Corporation Law (including, without limitation, the notice of availability of dissenters’ rights). The Purchaser shall promptly furnish to the Company all information concerning the Purchaser that may be required by applicable law or reasonably requested by the Company for inclusion in the Proxy Statement. The Company agrees (i) to use its reasonable best efforts to ensure that Proxy Statement and form of proxy as filed by it will comply in all material respects with the applicable provisions of the Exchange Act and (ii) that the information in the Proxy Statement and form of proxy will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Purchaser agrees that the information in the Proxy Statement that was supplied by it to the Company for inclusion therein will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees to use its reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Proxy Statement and form or proxy, and each of the Company and the Purchaser agrees to promptly correct any information provided by it for use in the Proxy Statement and form of proxy if and to the extent that such information shall become false or misleading in any material respect or as otherwise required by applicable law. The Company shall take all steps necessary to amend or supplement the Proxy Statement and form of proxy and to cause the Proxy Statement and form of proxy, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Shares of Common Stock, in each case as and to the extent required by applicable law. The Purchaser and its counsel shall be given reasonable opportunity to review and comment on the Proxy Statement and form of proxy (including any amendments or supplements thereto) before they are filed with the SEC or disseminated to holders of shares of Common Stock entitled to vote at the stockholder meeting. The Company shall provide the Purchaser and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel receives from the SEC or its staff with respect to the Proxy Statement and form of proxy promptly after the receipt of such comments and shall give the Purchaser and its counsel a reasonable opportunity to review and comment on any proposed written or oral responses to such comments.

     (4) Simultaneously with the filing of the Proxy Statement and form of proxy with the SEC in accordance with Section F(3) hereof, to the extent required by Rule 13e-3 under the Exchange Act, the Company, the Purchaser and such affiliates of the Company and the Purchaser as may be required by applicable law shall file with the SEC, pursuant to and in accordance with Rule 13e-3 and Regulation M-A, a joint Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Reverse Split Proposal (the “Reverse Split Schedule 13E-3”). Each of the Company and the Purchaser agrees (i) to use its reasonable best efforts to ensure that the Reverse Split Schedule 13E-3 as filed by them will comply in all material respects with the applicable provisions of the Exchange Act and (ii) that the information in the Reverse Split Schedule 13E-3 that was supplied by it for inclusion therein will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company and the Purchaser agrees to use its reasonable best efforts promptly to respond to any comments of the SEC or its staff with respect to the Reverse Split Schedule 13E-3 and promptly to correct any information provided by it for use in such Reverse Split Schedule 13E-3 if and to the extent that such information shall become false or misleading in any material respect or as otherwise required by applicable law. Each party shall take all steps necessary to amend or supplement its Reverse Split Schedule 13E-3 and to cause the Reverse Split Schedule 13E-3, as so amended or supplemented, to be filed with the SEC, in each case as and to the extent required by applicable law. Each of the Company and the Purchaser and its respective counsel shall be given reasonable opportunity to review and comment on each Reverse Split Schedule 13E-3 (including any amendments or supplements thereto) before it is filed with the SEC. Each of the Company and the Purchaser shall provide the other and its respective counsel with copies of any written comments, and shall inform them of any oral comments, the Company, the Purchaser or its respective counsel receives from the SEC or its staff with respect to the Reverse Split Schedule 13E-3 promptly after the receipt of such comments and shall give the other a reasonable opportunity to review and comment on any proposed written or oral responses to such comments.

     (5) The Board of Directors of the Company shall recommend that the holders of Common Stock approve and adopt the Reverse Split Proposal (the “Reverse Split Recommendation”) and shall cause the Reverse Split Recommendation to be included in the Proxy Statement. Neither the Board of Directors of the Company nor any committee thereof shall withdraw, modify or qualify the Reverse Split Recommendation in any manner or publicly propose to do so.

     (6) As soon as practicable following the approval of the Reverse Split Proposal, the Company shall pay to each holder of a fraction of a share of Common Stock, in cash, the amount per fraction of a share equal to the $1.00 multiplied by the fraction of a share held by such holder.

G. Covenants of the Company

     (1) During the period from the date of this Agreement to the earlier of the Second Closing or the effective date of the termination of this Agreement, except as expressly contemplated or permitted by this Agreement or except as required by applicable law, the Company shall, and shall cause each of its subsidiaries to carry on its businesses in the usual, regular and ordinary course consistent with past practice and to take no action that would adversely affect or delay in any material respect the consummation of the transactions contemplated in the Agreement. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Second Closing or the effective date of the termination of this Agreement, except as otherwise expressly contemplated or permitted by this Agreement or to the extent consented to by the Purchaser in advance and in writing, the Company shall not, and shall cause each of its subsidiaries not to:

          (a) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class of capital stock or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights) except for (i) the issuance and sale of shares of Common Stock pursuant to options, restricted stock or restricted stock units previously granted and currently outstanding or (ii) the issuance and sale of shares of Common Stock pursuant to warrants or other convertible securities of the Company previously granted or issued and currently outstanding;

          (b) declare, set aside for payment or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any stock or other equity interests in the Company or any of its subsidiaries;

          (c) classify or re-classify any unissued shares of stock, units, beneficial or other interests, any other voting or redeemable securities or stock based performance units of the Company or any of its subsidiaries (other than the designation of the Series A);

          (d) amend any certificate of incorporation, articles of incorporation, bylaws or other organizational documents of the Company or any of its subsidiaries;

          (e) merge, consolidate or enter into any other business combination transaction with any person, acquire (by merger, consolidation or acquisition) any corporation, partnership or other entity or purchase any equity interest in, make any loans or advances to, make any capital contribution to or investment in, or purchase all or substantially all of the assets of, any Person;

          (f) incur, assume or prepay any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for, any such indebtedness of another Person, guarantee any debt securities of another Person, or enter into any arrangement having the economic effect of any of the foregoing, other than pursuant to the Company’s existing credit facilities with Silicon Valley Bank;

          (g) sell, mortgage, subject to lien, lease or otherwise dispose of any material personal, intangible property or real property, including by the disposition or issuance of equity securities in an entity that owns any such property;

          (h) other than inventory leased or acquired in the ordinary course of business, acquire any material personal property, intangible property or real property;

          (i) pay, discharge, settle, compromise or satisfy any material litigation, including any shareholder derivative or class action claims;

          (j) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

          (k) modify, amend or change in any material respect, or terminate, or waive compliance with the terms of or breaches under, or waive, release, assign or terminate any material rights or claims under, any material term of any material contract or enter into a new material contract, agreement or arrangement;

          (l) fail to pay any taxes when due;

          (m) (i) adopt any new employee benefit plan, incentive plan, severance agreement, bonus plan, compensation, special remuneration, retirement, health, life, disability, stock option or other plan, program, agreement or arrangement, (ii) grant any new stock appreciation rights, options, performance awards, restricted shares or any other equity-based awards, (iii) enter into or amend any employment, severance, change in control, tax gross-up, deferred compensation or other similar agreement or arrangement, (iv) grant any severance or termination pay, or any increase thereof, to any director, officer or employee, (v) increase the number of its full-time permanent employees by an amount inconsistent with past practice, (vi) terminate any employee, other than as would not result in any payment of or obligation to pay severance or termination, or (vii) establish, pay, agree to grant or increase any bonus, stay bonus, retention bonus or any similar benefit under any plan, agreement, award or arrangement (other than payments and awards under currently existing bonus and award plans);

          (n) except as may be required as a result of a change in applicable law or GAAP, make any change to the financial accounting principles or practices used by the Company, or to its credit practices or its methods of maintaining its books, accounts or business records, or revalue in any material respect any of its assets, including writing off notes or accounts receivable other than in the in the ordinary course of business consistent with past practice;

          (o) incur any legal, advisory or investment banking fees or expenses (excluding the fees payable to DLA Piper LLP (US) and CBIZ Valuation Group, LLC;

          (p) adopt or implement any stockholder rights plan, “poison pill,” or other anti-takeover plan, arrangement or mechanism that, in each case, is applicable to the Purchaser or any Non-Tendering Holder; or

          (q) take, authorize or agree or otherwise to take any action inconsistent with any of the foregoing.

     (2) The Company covenants and agrees that it will use the proceeds of the sale of the Securities solely for (a) paying tendering holders of Common Stock pursuant to the Tender Offer, (b) paying amounts owing to holders of Common Stock who are entitled to such payments as a result of the completion of the Reverse Split and (c) purposes directly related to (a) and (b), provided, however, that if the proceeds exceed the amounts necessary to make such payments under (a) and (b), the Company may use such excess proceeds for general corporate purposes.

     (3) The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, stockholder rights plan or poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation, bylaws or any agreement, arrangement or understanding or under the laws of Delaware that is or could become applicable to the Purchaser as a result of the Purchaser and/or the Company fulfilling their obligations or exercising their rights under this Agreement or consummating the transactions contemplated hereby, including without limitation as a result of the Company’s issuance of the Securities to the Purchaser, the Purchaser’s purchase or ownership of the Securities or the commencement or completion of the Tender Offer or the Reverse Stock Split.

     (4) The Company hereby agrees that, for a period of one hundred eighty (180) days after the Second Closing, it shall not issue or sell any Common Stock of the Company, any warrants or other rights to acquire Common Stock or any other securities that are convertible into Common Stock, with the exception of issuances or sales pursuant to the exercise of an option, warrant or other right to acquire Common Stock outstanding as of the date of this Agreement, or to an employee, director, consultant, supplier, lender or lessor, or any option grant or issuance.

     (5) Until such time following the completion of the Tender Offer and/or Reverse Split that the Company becomes eligible to cease or suspend its registration or reporting obligations under Section 12(g) of the Exchange Act, the Company shall file all required SEC reports in a timely manner.

     (6) The Company will indemnify and hold the Purchaser and its directors, officers, stockholders, partners, employees, members and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (each, “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs, expenses, actions, causes of action, suits, penalties and fees, including all judgments, amounts paid in settlements, court costs and reasonable out-of-pocket attorneys’ fees and costs of investigation (collectively, “Losses”) that any such Purchaser Party may suffer or incur as a result of, arising out of or relating to (a) any misrepresentation, breach or inaccuracy of any representation, warranty, covenant, obligation or agreement made by the Company in this Agreement, any Offering Document, Tender Offer Document or any other SEC filing or public statement made or issued by or on behalf of the Company in connection with the transactions contemplated by this Agreement (other than misstatements or omissions based on information specifically provided to the Company by the Purchaser for inclusion in an SEC filing), (b) any cause of action, suit or claim brought or made against any Purchaser Party by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of this Agreement or any agreements or documents relating to the transactions contemplated by this Agreement or (ii) the status of such Purchaser Party or holder of the Securities as an investor in the Company pursuant to the transactions contemplated by this Agreement, provided, that a Purchaser Party shall not be entitled to indemnification to the extent any of the foregoing is caused by such Purchaser Party’s gross negligence, material violation of law or regulation or willful misconduct. In addition to the indemnity contained herein, the Company will reimburse each Purchaser Party for its reasonable and documented out-of-pocket legal and other expenses (including the reasonable out-of-pocket cost of any investigation, preparation and travel in connection therewith) as incurred in connection therewith, as promptly as practicable after such expenses are incurred and invoiced.

H. Agreements of Non-Tendering Holders.

     (1) The Company shall not commence the Tender Offer and the Purchaser shall have no obligations under this Agreement unless and until each Non-Tendering Holder executes an agreement (the “Tender Offer Support Agreement”) in form reasonably satisfactory to the Purchaser. In such Tender Offer Support Agreement, each Non-Tendering Holder shall covenant, individually for itself, that from the date hereof until the earlier of the termination of this Agreement or the consummation of the Reverse Split and the Second Closing, it will not directly or indirectly, sell, pledge, hypothecate or otherwise transfer any of its shares of Common Stock, or any option, right to acquire, or voting, participation, or other interest therein (including, without limitation, through a tender of any shares in the Tender Offer), except to a purchaser or other entity who (i) is a party to the Tender Offer Support Agreement or (ii) agrees in writing to be bound by the terms and conditions of the Tender Offer Support Agreement. Any trade, tender or transfer that does not comply with this Section H(1) and the Tender Offer Support Agreement shall be deemed void ab initio.

     (2) Each Non-Tendering Holder that executes this Agreement, individually for itself, covenants that, from the date hereof until the earlier of the termination of this Agreement or the consummation of the Reverse Split (i) not to put forth or otherwise support any proposal made in opposition to, or in competition with, the Tender Offer, the Reverse Split or any of the other transactions contemplated by this Agreement and (ii) not to take any action or agreement that would reasonably be expected to prevent or impede the consummation of the Tender Offer, the Reverse Split or any of the other transactions contemplated by this Agreement. In connection with the foregoing, each Non-Tendering Holder agrees (i) to take all actions reasonably necessary to consummate the Reverse Split, including, without limitation, voting in favor of or providing its written consent to any proposal or proposals submitted to holders of Common Stock to effect the Reverse Split and (ii) to take all actions reasonably necessary to vote against or withhold its written consent to any proposal made in opposition to, or in competition or inconsistent with, this Agreement.

I. Use of Personal Data

     The Company will collect and use personal information of the Purchaser (A) for the purposes of (i) its purchase of Securities and the performance of this Agreement; (ii) the issuance of a certificate representing the Shares and Warrant Shares in the name of such Purchaser and (iii) the Company’s obligation to deliver to such Purchaser any notices and other communications that may be required by the terms of this Agreement or otherwise; and (B) as may be required by law or other regulatory body.

     The Purchaser’s name and address will be included on the Schedule of Purchasers, and will be publicly filed with the Securities and Exchange Commission.

     The Purchaser acknowledges that the Company, and certain other entities to whom their personal data are disclosed in accordance with the above provisions, are located in the U.S., whose laws do not give the same level of protection to personal data as in the European Union (the “EU’). To the extent the Company collects the Purchaser’s personal data from an entity or using equipment in the EU, the Company will take commercially reasonable steps to ensure that it implements appropriate security measures to protect the Purchaser’s personal data against unauthorized access and accidental loss and damage.

     The Purchaser hereby consents to such disclosure and processing of their personal information by the Company.

J. Termination

     (1) This Agreement may be terminated at any time before the Second Closing:

          (a) by mutual written consent of the Company (acting at the instruction of its Board of Directors) and the Purchaser;

          (b) by either the Company or the Purchaser if a United States or foreign governmental or regulatory agency, commission, court, body, entity or authority of competent jurisdiction shall have enacted, issued or entered any restraining order or permanent injunction or similar order or legal restraint or prohibition that enjoins or otherwise prohibits consummation of the offer, purchase and sale of the Securities, the Tender Offer, the Reverse Split or the other transactions contemplated by this Agreement and such legal restraint or prohibition shall have become final and non-appealable;

          (c) by the Purchaser if (i) the Board of Directors or independent Special Committee of the Board of Directors of the Company fails to comply with its obligations to recommend the Tender Offer pursuant to Section E(7), (ii) the Board of Directors or independent Special Committee of the Board of Directors of the Company fails to comply with its obligations to recommend the Reverse Split pursuant to Section F(5), (iii) approves, adopts or recommends any agreement, arrangement, transaction or proposal (including any letter of intent, agreement in principle or memorandum of understanding) that may delay or prevent consummation of the transactions contemplated in this Agreement or (iv) takes any action (or fails to take any action) that would reasonably be expected to reduce the benefits to be obtained by the Purchaser upon the consummation of the transactions contemplated in this Agreement; or

          (d) by the Purchaser if the Second Closing shall not have occurred by November 30, 2010 (the “Outside Date”), provided (A) that the Purchaser is not then in material breach of this Agreement and (B) in the event that the Purchaser has agreed to an extension of the Tender Offer, the Outside Date shall be extended by the same number of days as the extension of the Tender Offer.

     (2) In the event of termination of this Agreement by any party as provided in Section J(1), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any other party except (a) with respect to any actual liabilities or damages incurred or suffered by any other party as a result of the willful breach by the breaching party of any of its representations, warranties, covenants or other agreements set forth in this Agreement, and (b) with respect to provisions hereof that expressly survive the termination of this Agreement.

K. Miscellaneous

     (1) All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, singular or plural, as identity of the person or persons may require.

     (2) Any notice or other document required or permitted to be given or delivered to the Purchasers shall be in writing and sent (a) by fax if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid) or (b) by an internationally recognized overnight delivery service (with charges prepaid):

(i)	if to the Company, at

Voxware, Inc. 300 American Metro Blvd. Suite 155 Hamilton, New Jersey 08619 Fax No.: 609-514-4103 Attention: Chief Executive Officer

     or such other address as it shall have specified to the Purchaser in writing, with a copy (which shall not constitute notice) to:

DLA Piper, LLP (US) 300 Campus Drive, Suite 100 Florham Park, New Jersey 07932 Fax No.: 973-520-2573 Attention: Andrew P. Gilbert, Esq.

(ii) if to the Purchaser, at its address set forth on the signature page to this Agreement, or such other address as it shall have specified to the Company in writing.

     (3) Failure of the Company to exercise any right or remedy under this Agreement or any other agreement between the Company and the Purchaser, or otherwise, or delay by the Company in exercising such right or remedy, will not operate as a waiver thereof. No waiver by the Company will be effective unless and until it is in writing and signed by the Company.

     (4) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the principles governing conflicts of law. The parties agree that any action seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware. The parties hereto hereby (i) irrevocably submit to the exclusive personal jurisdiction of such court for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, (ii) agree that all claims in respect of such action or proceeding shall be heard and determined exclusively in such court; and (iii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject to the personal jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement may not be enforced in or by any of the above-named courts. Each of the parties hereto agrees to waive any bond, surety or other security that might be required of any other party with respect to any action or proceeding, including an appeal thereof. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party or by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section K(2). Nothing in this Section K(4) shall affect the right of any party hereto to serve legal process in any other manner permitted by applicable law.

     (5) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE MERGER. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE MERGER, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     (6) If any provision of this Agreement is held to be invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed modified to conform with such statute or rule of law. Any provision hereof that may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provisions hereof.

     (7) The parties understand and agree that, unless provided otherwise herein, money damages would not be a sufficient remedy for any breach of the Agreement by the Company or the Purchaser and that the party against which such breach is committed shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not, unless provided otherwise herein, be deemed to be the exclusive remedies for a breach by either party of the Agreement but shall be in addition to all other remedies available at law or equity to the party against which such breach is committed.

     (8) Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, provided, however, that (i) the Company shall reimburse the Purchaser for its reasonable and documented legal and accounting fees and other documented out-of-pocket expenses up to $50,000 and (ii) if any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the transactions contemplated hereby.

     (9) Except as otherwise provided herein, this Agreement may be amended, and compliance with any provision of this Agreement may be omitted or waived, only by the written agreement of the Company and the Purchaser.

     (10) This Agreement may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement. Facsimile transmission of execution copies or signature pages for this Agreement shall be legal, valid and binding execution and delivery for all purposes.

     (11) This Agreement, together with the agreements and documents executed and delivered in connection with this Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

L. Signature

     The signature page of this Agreement is contained as part of the applicable subscription package, entitled “Signature Page.”

* * * * * * *

SIGNATURE PAGE

     IN WITNESS WHEREOF, each of the Company and the Purchaser has caused this Agreement to be signed by its officers thereunto duly authorized as of the date first written above.

PURCHASER

Co-Investment Fund II, L.P.
By: Co-Invest Management II, L.P., its General Partner
By: Co-Invest II Capital Partners, Inc., its General Partner

/s/ Brian K. Adamsky, CFO and Treasurer
Signature of Subscriber (and title, if		Signature of Joint Purchaser (if any)
applicable)

20-3863585
Taxpayer Identification or Social Security		Taxpayer Identification or Social Security
Number		Number of Joint Purchaser (if any)

Co-Investment Fund II, L.P.
Name (please print as name will appear on
stock certificate)

5 Radnor Corporate Center., Suite 555
Number and Street

100 Matsonford Road
Number and Street

Radnor, PA	19087
City, State	Zip Code

VOXWARE, INC.
By:	/s/ Scott J. Yetter
Name: Scott J. Yetter
Title: President and Chief Executive Officer

[Signature page to Securities Purchase Agreement]

Exhibit A

Form of Warrant

THIS COMMON STOCK WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS IS AVAILABLE WITH RESPECT THERETO.

Warrant No. [ ]	Number of Shares: [ ]
(subject to adjustment)
Date of Issuance: [ ], 2010

Original Issue Date (as defined in
Section 2(a)): [ ], 2010

Voxware, Inc.

Common Stock Purchase Warrant

(Void after [       ], 2013)

     Voxware, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that [__________], or its registered assigns (the “Registered Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or from time to time on or after the date of issuance and on or before 5:00 p.m. (Eastern time) on [____], 2013 (the “Exercise Period”), [__________] shares of Common Stock, $0.001 par value per share, of the Company (“Common Stock”), at a purchase price of $1.00 per share. The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares” and the “Purchase Price,” respectively. This Warrant is one of a series of Warrants issued by the Company in connection with a private placement of Common Stock and of like tenor, except as to the number of shares of Common Stock subject thereto (collectively, the “Company Warrants”).

1. Exercise.

     (a) Exercise for Cash. To effect exercises hereunder, the Registered Holder shall not be required to physically surrender this Warrant. Execution and delivery via facsimile of the purchase form appended hereto as Exhibit I (the "Purchase Form") with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. Execution and delivery via facsimile of the Purchase Notice for all of the Warrant Shares shall have the same effect as cancellation of the original Warrant after delivery of the Warrant Shares. Upon such delivery of the attached Purchase Notice to the Company at its address for notice set forth herein and upon payment of the then-applicable Purchase Price multiplied by the number of Warrant Shares that the Registered Holder intends to purchase hereunder, the Company shall on or before the third (3rd) Trading Day after receipt thereof issue and deliver to the Registered Holder, a certificate for the Warrant Shares issuable upon such exercise.

     (b) Exercise Date. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 1(a) above (the “Exercise Date”). At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in Section 2(c) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

2. Adjustments.

     (a) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date on which this Warrant was first issued (or, if this Warrant was issued upon partial exercise of, or in replacement of, another warrant of like tenor, then the date on which such original warrant was first issued) (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Purchase Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

     (b) Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Purchase Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction:

          (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

          (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Purchase Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

Simultaneously with any adjustment to the Purchase Price pursuant to Sections 2(a) and 2(b), the number of Warrant Shares which may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment, the aggregate amount of the adjusted Purchase Price multiplied by the aggregate adjusted amount of Warrant Shares shall equal the aggregate amount of the unadjusted Purchase Price multiplied by the aggregate unadjusted amount of Warrant Shares.

     (c) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than shares of Common Stock) or in cash or other property (other than regular cash dividends paid out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the Registered Holder shall receive upon exercise hereof, in addition to the number of shares of Common Stock issuable hereunder, the kind and amount of securities of the Company, cash or other property which the Registered Holder would have been entitled to receive had this Warrant been exercised on the date of such event and had the Registered Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained any such securities receivable during such period, giving application to all adjustments called for during such period under this Section 2 with respect to the rights of the Registered Holder.

     (d) Adjustment for Reorganization. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (collectively, a “Reorganization”), then, following such Reorganization, the Registered Holder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization. Notwithstanding the foregoing sentence, if (x) there shall occur any Reorganization in which the Common Stock is converted into or exchanged for anything other than solely equity securities, and (y) the common stock of the acquiring or surviving company is publicly traded, then, as part of such Reorganization, (i) the Registered Holder shall have the right thereafter to receive upon the exercise hereof such number of shares of common stock of the acquiring or surviving company as is determined by multiplying (A) the number of shares of Common Stock subject to this Warrant immediately prior to such Reorganization by (B) a fraction, the numerator of which is the Fair Market Value (as defined below) per share of Common Stock as of the effective date of such Reorganization, and the denominator of which is the fair market value per share of common stock of the acquiring or surviving company as of the effective date of such transaction, as determined in good faith by the Board (using the principles set forth in Sections 2(d)(i) and 2(d)(ii) to the extent applicable), and (ii) the exercise price per share of common stock of the acquiring or surviving company shall be the Purchase Price divided by the fraction referred to in clause (B) above. In any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder, to the end that the provisions set forth in this Section 2 (including provisions with respect to changes in and other adjustments of the Purchase Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.

     The Fair Market Value per share of Common Stock shall be determined as follows:

          (1) If the Common Stock is listed on a national securities exchange, the Nasdaq Capital Market, Nasdaq Global Market, the NYSE Amex LLC or another nationally recognized trading system, including the OTC Bulletin Board, the Fair Market Value per share of Common Stock shall be deemed to be the average of the high and low reported sale prices per share of Common Stock thereon on the trading day immediately preceding the date thereof (provided that if no such price is reported on such day, the Fair Market Value per share of Common Stock shall be determined pursuant to clause (2) below).

          (2) If the Common Stock is not listed on a national securities exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the NYSE Amex LLC or another nationally recognized trading system, including the OTC Bulletin Board, the Fair Market Value per share of Common Stock shall be deemed to be the amount most recently determined in good faith by the Board of Directors of the Company (the “Board”) to represent the fair market value per share of the Common Stock (including without limitation a determination for purposes of granting Common Stock options or issuing Common Stock under any plan, agreement or arrangement with employees of the Company); and, upon request of the Registered Holder, the Board (or a representative thereof) shall, as promptly as reasonably practicable but in any event not later than ten (10) days after such request, notify the Registered Holder of the Fair Market Value per share of Common Stock and furnish the Registered Holder with reasonable documentation of the Board’s determination of such Fair Market Value. Notwithstanding the foregoing, if the Board has not made such a determination within the three-month period prior to the date thereof, then the Board shall make, and shall provide or cause to be provided to the Registered Holder notice of, a determination of the Fair Market Value per share of the Common Stock within fifteen (15) days of a request by the Registered Holder that it do so.

     (e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Purchase Price pursuant to this Section 2, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Purchase Price) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of the Registered Holder (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Purchase Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

3. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall pay the value thereof to the Registered Holder in cash on the basis of the Fair Market Value per share of Common Stock, as determined pursuant to Section 2(d) above.

4. Transfers, etc.

     (f) Notwithstanding anything to the contrary contained herein, this Warrant and the Warrant Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Securities Act of 1933, as amended (the “Act”), or (ii) such sale or transfer shall be exempt from the registration requirements of the Act and the Company shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Act. Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by a Registered Holder which is an entity to a wholly owned subsidiary of such entity, a transfer by a Registered Holder which is a partnership to a partner of such partnership or a retired partner of such partnership or to the estate of any such partner or retired partner, or a transfer by a Registered Holder which is a limited liability company to a member of such limited liability company or a retired member or to the estate of any such member or retired member, provided that the transferee in each case agrees in writing to be subject to the terms of this Section 4, or (ii) a transfer made in accordance with Rule 144 under the Act.

     (g) Each certificate representing Warrant Shares shall bear a legend substantially in the following form:

“The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or any state securities laws and neither the securities nor any interest therein may not be offered, sold, transferred, pledged or otherwise disposed of except pursuant to an effective registration under such act or an exemption from registration, which, in the opinion of counsel reasonably satisfactory to counsel for this corporation, is available.”

     The foregoing legend shall be removed from the certificates representing any Warrant Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144 under the Act or at such time as the Warrant Shares are sold or transferred in accordance with the requirements of a registration statement of the Company on Form S-3, or such other form as may then be in effect.

     (h) The Company will maintain a register containing the name and address of the Registered Holder of this Warrant. The Registered Holder may change its address as shown on the warrant register by written notice to the Company requesting such change.

     (i) Subject to the provisions of Section 4 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit II hereto) at the principal office of the Company (or, if another office or agency has been designated by the Company for such purpose, then at such other office or agency).

5. No Impairment. The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Registered Holder against impairment.

6. Notices of Record Date, etc. In the event:

     (j) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

     (k) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another corporation, or any transfer of all or substantially all of the assets of the Company; or

     (l) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will send or cause to be sent to the Registered Holder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

7. Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant.

8. Exchange or Replacement of Warrants.

     (a) Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 4 hereof, issue and deliver to or upon the order of the Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock (or other securities, cash and/or property) then issuable upon exercise of this Warrant.

     (b) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

9. Notices. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service with next day delivery specified, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company, to Voxware, Inc., 300 American Metro Blvd., Suite 155, Hamilton, New Jersey 08619, Facsimile: (609) 514-4301, Attention: Chief Executive Officer, or such other address as the Company shall so notify the Holder, or (ii) if to the Holder, to the address or facsimile number last furnished to the Company in writing by the Registered Holder. All notices and other communications from the Company to the Registered Holder in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the address last furnished to the Company in writing by the Registered Holder.

10. No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company. Notwithstanding the foregoing, in the event (i) the Company effects a split of the Common Stock by means of a stock dividend and the Purchase Price of and the number of Warrant Shares are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), and (ii) the Registered Holder exercises this Warrant between the record date and the distribution date for such stock dividend, the Registered Holder shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

11. Amendment or Waiver. This Warrant may only be modified or amended or the provisions hereof waived with the written consent of the Company and the Registered Holder.

12. Section Headings. The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

13. Governing Law. This Warrant will be governed by and construed in accordance with the internal laws of the State of New Jersey (without reference to the conflicts of law provisions thereof).

14. Facsimile Signatures. This Warrant may be executed by facsimile signature.

* * * * * * *

     EXECUTED as of the Date of Issuance indicated above.

VOXWARE, INC.

By:
Name: Scott J. Yetter
Title: President and Chief Executive Officer

[Signature Page – Warrant – Voxware, Inc.]

EXHIBIT I

PURCHASE FORM

To: Voxware Inc.	Dated:

     The undersigned, pursuant to the provisions set forth in the attached Warrant (No. ___), hereby purchases __________ shares of the Common Stock of Voxware, Inc. covered by such Warrant.

     The undersigned herewith makes payment of $ __________ in lawful money of the United States representing the full purchase price for such shares at the price per share provided for in such Warrant.

Signature:
Address:

EXHIBIT II

ASSIGNMENT FORM

     FOR VALUE RECEIVED, ______________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No. ____) with respect to the number of shares of Common Stock of Voxware, Inc. covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

Dated:	Signature:

EXHIBIT B

Voxware, Inc.
Confidential Purchaser Questionnaire

Before any sale of Shares or Warrants by Voxware, Inc. can be made to you, this Questionnaire must be completed and returned to Voxware, Inc, Attn: William Levering, 300 American Metro Blvd., Suite 155, Hamilton, New Jersey 08619.

1.	IF YOU ARE AN INDIVIDUAL PLEASE FILL IN THE IDENTIFICATION QUESTIONS IN (A) IF YOU ARE AN ENTITY PLEASE FILL IN THE IDENTIFICATION QUESTIONS IN (B)

A.	INDIVIDUAL IDENTIFICATION QUESTIONS

Name:
(Exact name as it should appear on stock certificate)

Residence Address:

Home Telephone Number:

Fax Number:

Date of Birth:

Social Security Number

B.	IDENTIFICATION QUESTIONS FOR ENTITIES

Name:
(Exact name as it will appear on stock certificate)

Address of Principal
Place of Business:

State (or Country) of Formation
or Incorporation:

Contact Person:

Telephone Number:

Type of Entity
(corporation, partnership, trust, etc.)

Was entity formed for the purpose of this investment?
Yes	No

2.	DESCRIPTION OF INVESTOR

The following information is required to ascertain whether you would be deemed an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act. Please check whether you are any of the following:
  a corporation or partnership with total assets in excess of $5,000,000, not organized for the purpose of this particular investment private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940, a U.S. venture capital fund which invests primarily through private placements in non-publicly traded securities and makes available (either directly or through co-investors) to the portfolio companies significant guidance concerning management, operations or business objectives a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958

  an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act a trust not organized to make this particular investment, with total assets in excess of $5,000,000 whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of the Securities Act of 1933 and who completed item 4 below of this questionnaire a bank as defined in Section 3(a)(2) or a savings and loan association or other institution defined in Section 3(a)(5)(A) of the Securities Act of 1933 acting in either an individual or fiduciary capacity an insurance company as defined in Section 2(13) of the Securities Act of 1933 an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 (i) whose investment decision is made by a fiduciary which is either a bank, savings and loan association, insurance company, or registered investment advisor, or (ii) whose total assets exceed $5,000,000, or (iii) if a self-directed plan, whose investment decisions are made solely by a person who is an accredited investor and who completed Part I of this questionnaire;

  a charitable, religious, educational or other organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the purpose of this investment, with total assets in excess of $5,000,000 an entity not located in the U.S. none of whose equity owners are U.S. citizens or U.S. residents a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934 a plan having assets exceeding $5,000,000 established and maintained by a government agency for its employees an individual who had individual income from all sources during each of the last two years in excess of $200,000 or the joint income of you and your spouse (if married) from all sources during each of such years in excess of $300,000 and who reasonably excepts that either your own income from all sources during the current year will exceed $200,000 or the joint income of you and your spouse (if married) from all sources during the current year will exceed $300,000 an individual whose net worth as of the date you purchase the securities offered, together with the net worth of your spouse, be in excess of $1,000,000 an entity in which all of the equity owners are accredited investors
3.	BUSINESS, INVESTMENT AND EDUCATIONAL EXPERIENCE

Occupation:

Number of Years:

Present Employer:

Position/Title:

Educational Background:

Frequency of prior investment (check one in each column):

	Stocks & Bonds	Venture Capital Investments
Frequently
Occasionally
Never

4.      SIGNATURE

The above information is true and correct. The undersigned recognizes that the Company and its counsel are relying on the truth and accuracy of such information in reliance on the exemption contained in Subsection 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. The undersigned agrees to notify the Company promptly of any changes in the foregoing information which may occur prior to the investment.

Executed at ___________________, on ____________, 2010

(Signature)

EXHIBIT C

Voxware, Inc.
Certificate of Designation